Exhibit 99.1

NEWS RELEASE For Immediate Release 9/22/2011 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Receives Unsolicited, Definitive Acquisition
Proposal for $15.50 per share in Cash from Plato Learning, Inc.; Announces
Early Termination of the Hart-Scott-Rodino Waiting Period for Acquisition
by Permira Funds

WISCONSIN RAPIDS, WI — September 22, 2011 — Renaissance Learning, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K-12 schools, announced today that it has received an unsolicited, definitive acquisition proposal from Plato Learning, Inc. (“Plato Learning”), which contemplates the acquisition of Renaissance Learning by Plato Learning for $15.50 per share in cash.  Under the definitive proposal, the proposed acquisition would be financed with $128.0 million in equity pursuant to signed commitment letters and guarantees from funds advised by Thoma Bravo, LLC and HarbourVest Partners, LLC, as well as $410.0 million in debt pursuant to a signed commitment letter.  The definitive proposal is not subject to a financing condition or further due diligence.

The proposal announced today is the definitive version of Plato Learning’s unsolicited, non-binding proposal described in Renaissance Learning’s August 24, 2011 press release.  Renaissance Learning’s Board of Directors previously determined, in good faith, after consultation with its financial advisor, that the non-binding proposal could reasonably be expected to lead to a Superior Proposal under the terms of the merger agreement entered into on August 15, 2011 with a company formed at the direction of investment funds (the “Permira Funds”) advised by Permira Advisers LLC.  Subsequent to receiving the non-binding proposal, Renaissance Learning entered into a confidentiality agreement with Plato Learning, Thoma Bravo and HarbourVest Partners and provided information to those parties.

In accordance with its fiduciary duties, Renaissance Learning’s Board of Directors will give proper consideration in due course to Plato Learning’s definitive acquisition proposal.  In the meantime, the Board of Directors continues to recommend that shareholders vote in favor of adopting and approving the Permira Funds merger agreement and the transactions contemplated thereby, pursuant to which Renaissance Learning would be acquired for $14.85 per share in cash.  Renaissance Learning’s merger agreement with affiliates of the Permira Funds is subject to adoption and approval by Renaissance Learning’s shareholders at a special meeting scheduled to be held on October 17, 2011.

Early Termination of the Hart-Scott-Rodino Waiting Period for
Acquisition by Permira Funds

Renaissance Learning also announced today that its request for early termination of the waiting period with respect to the filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the proposed merger with affiliates of the Permira Funds has been granted, and therefore such waiting period has ended.  Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and certain waiting period requirements have been satisfied.

About Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by approximately 70,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

Forward-Looking Statements

This news release contains forward-looking statements that involve risk and uncertainties.  Such statements constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  For example, Renaissance Learning may not be able to complete the proposed merger with affiliates of the Permira Funds on the terms described in the merger agreement or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions.  These factors, and other factors that may affect the business or financial results of Renaissance Learning, are described in the risk factors included in Renaissance Learning’s filings with the Securities and Exchange Commission, including Renaissance Learning’s 2010 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  Renaissance Learning expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information for Shareholders

In connection with the proposed merger transaction with affiliates of the Permira Funds, Renaissance Learning filed a definitive proxy statement on Schedule 14A with the SEC on September 12, 2011 and furnished the proxy statement to its shareholders.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PERMIRA FUNDS MERGER AGREEMENT.  Shareholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website (http://www.sec.gov).  Shareholders may also obtain these documents, free of charge, from Renaissance Learning by accessing Renaissance Learning’s website (http://www.rlrninvest.com) or by directing a request to Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attention:  Corporate Secretary.

Renaissance Learning and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Renaissance Learning in favor of the proposed merger with affiliates of the Permira Funds.  Information about the directors and executive officers of Renaissance Learning is set forth in the proxy statement for Renaissance Learning’s 2011 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 16, 2011.  Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation is included in the definitive proxy statement on Schedule 14A Renaissance Learning filed with the SEC on September 12, 2011 relating to the proposed merger with affiliates of the Permira Funds.